Exhibit 99.1

[LOGO OF Symmetricom®]	NEWS RELEASE

2300 Orchard Parkway

San Jose, CA 95131-1017

Tel: (408) 433-0910

Fax: (408) 428-7998

For more information contact:
Bill Slater Symmetricom, Inc. (408) 428-7801 bslater@symmetricom.com	Ellen Brook Stapleton Communications Inc. (650) 470-0200 ellen@stapleton.com

SYMMETRICOM REPORTS FISCAL FIRST QUARTER RESULTS

SAN JOSE, Calif.—Oct. 28, 2003—Symmetricom, Inc. (NASDAQ:SYMM), a leading worldwide supplier of atomic clocks and network synchronization and timing solutions, today reported results for its fiscal first quarter ended September 30, 2003.

Fiscal first quarter net sales were $38.5 million, an increase of $1.6 million or 4.2% over prior quarter net sales of $36.9 million. Net sales for the first fiscal quarter a year ago were $18.3 million. Prior year net sales did not include results for Datum and TrueTime, which were both acquired in October 2002.

The net loss from continuing operations for the fiscal first quarter was $2.3 million, or $(0.05) per share. The net loss includes integration and restructuring charges of $0.6 million or $(0.01) per share.

The net loss from continuing operations for the prior quarter was $6.5 million, or $(0.15) per share. The net loss included integration and restructuring costs of $3.0 million or $(0.07) per share related to the consolidation of Datum and TrueTime operations and the consolidation of the Broadband Network Division into the Telecom Solutions Division.

The net loss for the same quarter a year ago was $3.1 million, or $(0.14) per share. The prior year did not include results for Datum and TrueTime, which were both acquired in October 2002.

“We made significant progress in the quarter,” said Thomas Steipp, chief executive officer of Symmetricom. “Bookings were strong, we accelerated completion of the Irvine/Beverly consolidation into the second quarter and we improved inventory turns and DSO. Our overall operating expenses continued their downward trend in the quarter, although they are not yet at targeted levels. We expect that further reductions in the second quarter will bring them into alignment with our targets in the third quarter.

“In addition, the consolidation of the Irvine, CA facility into our Beverly, MA facility is expected to generate significant improvement in gross margins. These actions position us for improving operational profitability over the remainder of the fiscal year,” said Mr. Steipp.

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Outlook for Q2 FY04

Symmetricom expects fiscal second quarter FY04 revenues to be within a range of $37 million and $42 million. The company will take a charge of $3.8 million or ($0.09) per share in the second quarter principally for the consolidation and closure of the Irvine manufacturing plant acquired with the acquisition of Datum. Including this charge, Symmetricom expects a fiscal second quarter loss in the range of $0.06 to $0.11 per share.

INVESTOR CONFERENCE CALL

As previously announced, management will hold a conference call to discuss these results today, October 28, 2003 at 1:30 p.m. Pacific Time. Those wishing to join should dial 773-756-4600, passcode “Symmetricom”. Please reference the conference leader: Thomas Steipp. A live webcast of the conference call will also be available via the company’s website at www.symmetricom.com or www.vcall.com. A replay of the call will be available for one week. To access the replay, please dial 800-873-2041.

About Symmetricom

Symmetricom, Inc. is the leading worldwide supplier of atomic clocks and network synchronization and timing solutions. The company designs, manufactures, markets and provides services for wireline and wireless synchronization; space, defense and aerospace systems; network time servers; as well as G.shdsl-based broadband network equipment for the telecom, government and enterprise markets. Symmetricom is based in San Jose, California. For more information visit http://www.symmetricom.com.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those Sections. These forward-looking statements include statements concerning declines in operating expenses, the expectation that Symmetricom will be operationally profitable in the future, timing of plant consolidations, and estimates of future revenue and net loss. Symmetricom’s actual results could differ materially from those projected or suggested in these forward-looking statements. Factors that could cause future actual results to differ materially from the results projected in or suggested by such forward-looking statements include: reduced rates of demand for telecommunication products and test and measurement products, timing of orders, labor strikes at major customers, cancellation or delay of customer orders, difficulties in manufacturing products to specification, customer acceptance of new products, customer delays in qualification and field trials of key new products, expected operating synergies from the consolidation of the Irvine facility into the Beverly facility are not realized, geopolitical risks such as terrorist acts and the risk factors listed from time to time in Symmetricom’s reports filed with the Securities and Exchange Commission, including but not limited to, the report on Form 10-K for the year ended June 30, 2003.

Note: Financial schedules attached

SYMMETRICOM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended September 30,
	2003	2002
Net sales	$38,478	$18,283
Cost of products and services	23,233	11,879
Amortization of purchased technology	987	258
Integration and restructuring charges	442	—

Gross Profit	13,816	6,146
Operating Expenses:
Research and development	4,759	3,193
Selling, general and administrative	11,477	7,050
Amortization of intangibles	193	65
Integration and restructuring charges	328	124

Operating loss	(2,941)	(4,286)
Loss on investments	—	(198)
Interest income	74	189
Interest expense	(151)	(149)

Loss before income taxes	(3,018)	(4,444)
Income tax benefit	(762)	(1,347)

Net loss from continuing operations	(2,256)	(3,097)
Loss from discontinued operations, net of tax	(34)	—

Net loss	$(2,290)	$(3,097)

Loss per share – basic and diluted:
Loss from continuing operations	$(0.05)	$(0.14)
Loss from discontinued operations	—	—

Net loss	$(0.05)	$(0.14)

Weighted average shares outstanding – basic and diluted	42,515	22,052

SYMMETRICOM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2003	June 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$20,815	$32,284
Restricted cash	3,000	3,396
Short-term investments	8,568	735
Accounts receivable, net	23,653	23,776
Inventories, net	28,057	29,070
Prepaids and other current assets	14,498	13,853

Total current assets	98,591	103,114
Property, plant and equipment, net	30,364	31,222
Goodwill, net	48,916	50,200
Other intangible assets, net	18,010	19,128
Deferred taxes and other assets	31,731	29,726
Note receivable from employee	500	500

Total assets	$228,112	$233,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,574	$12,246
Accrued compensation	6,843	12,191
Accrued warranty	4,050	4,021
Other accrued liabilities	9,907	10,528
Current maturities of long-term obligations	1,034	996

Total current liabilities	32,408	39,982
Long-term obligations	10,106	10,057
Deferred income taxes	413	419

Total liabilities	42,927	50,458

Stockholders’ equity:
Common stock	162,972	159,194
Stockholder note receivable	(555)	(555)
Accumulated other comprehensive loss	31	(178)
Deferred compensation	(1,077)	(1,133)
Retained earnings	23,814	26,104

Total stockholders’ equity	185,185	183,432

Total liabilities and stockholders’ equity	$228,112	$233,890